Exhibit 10.1

Stock Transfer Agreement

Seller: Yukitoshi Nakagawa

Buyer: Leifras Co., Ltd.

Stock Transfer Agreement

Leifras Co., Ltd. (hereinafter referred to as “the Buyer”) hereby enter into an agreement (hereinafter referred to as “this Agreement”) concerning the Buyer’s acquisition of shares of SWIFT JAPAN Co., Ltd. (hereinafter referred to as “the Target Company”) as follows.

Chapter 1: Purpose and Definitions

(the purpose)

Article 1	This agreement is entered into with the aim of transferring control of the Target Company from the seller to the buyer by having the seller transfer all of the Target Company’s outstanding shares to the buyer, with the aim of further development of both the Target Company and the Buyer.

(definition)

Article 2.	In this Agreement, the terms in each paragraph of this Article, unless otherwise defined, shall have the meanings set forth in each paragraph of this Article.

1.	“Target shares” refers to all of the target company’s outstanding shares, specifically the 60 shares owned by the seller.

2.	“Target Business” means all businesses operated by the Target Company as of the date of conclusion of this Agreement (excluding the business to be spun off as defined in item 3 of this paragraph).

3.	“The business subject to this division” means the investment business that is subject to this division as defined in Article 3, item (i).

4.	“Basic Agreement” refers to the “Basic Agreement on Corporate Alliance” dated February 19, 2026, which was concluded between the shareholders of the target company and the buyer regarding the transfer of the target shares.

5.	“Effective Date” refers to June 1, 2026.

6.	“Transfer Date” means July 1, 2026, or any date separately agreed upon in writing by the seller and the buyer.

7.	“At the time of transfer” refers to the date of transfer, which is the time when the transfer of the shares in question is executed.

Chapter 2 Transfer of Target Shares

(Basic scheme)

Article 3	The seller and the buyer shall transfer the management rights of the target company from the seller to the buyer in accordance with the following scheme (hereinafter referred to as “the Scheme”).

1.	The seller will have the target company transfer, as of the effective date, the assets, contracts, and other rights and obligations it has relating to the business to be split, as described in the attached “Draft Absorption-Type Company Split Agreement,” to SWIFT ESTATE Co., Ltd. (Head Office: 1-5-4 Shindekimachi, Higashi-ku, Nagoya City) through an absorption-type company split without consideration (hereinafter referred to as “the Company Split”).

2.	The seller shall transfer the shares to the buyer, subject to the effect of the stock split taking effect at the time of the transfer, and the buyer shall acquire the shares from the seller (hereinafter referred to as the “share transfer”).

(Payment and Transfer)

Article 4	The Buyer shall acquire all 60 shares of the Target Company’s common stock held by the Seller (including the delivery of the transfer request form) and in exchange, pay the Seller * yen (*yen per share; hereinafter, the total amount shall be referred to as the “Transfer Price”) as consideration for the Target Shares.

2.	In exchange for receiving full payment of the transfer price, the seller shall deliver 60 shares of the common stock of the subject company to the buyer.

(payment method)

Article 5	The Buyer shall acquire all 60 shares of the target company’s common stock held by the Seller (including the delivery of the transfer request form), and in exchange, shall pay the Seller the transfer price by bank transfer to the bank account designated by the Seller, as specified below, only at the time of transfer. However, the transfer fees shall be borne by the Buyer.

Note

Bank Name/Branch Name*

Account type/number: *

Name of the person in charge: *

That’s all.

(Delivery of important items)

Article 6	The seller shall deliver the following important items to the buyer in exchange for payment of the transfer price stipulated in Article 5.

1.	Shareholder register of the target company

2.	The seller and Ms. Asa Nakagawa’s seal certificates and resignation letters from their positions as directors of the company in question.

3.	Absorption-type company split agreement relating to this company split

4.	The resolution of the directors of the target company that approved the split, and a copy of the minutes of the shareholders’ meeting.

5.	Minutes of the Board of Directors Meeting/Decision of the Board of Directors and a copy of the minutes of the Shareholders’ Meeting of SWIFT ESTATE Co., Ltd., which approved this division.

6.	Copy of the registration application receipt for the division in this case.

7.	A copy of the letter of consent obtained in accordance with the provisions of Article 10, Paragraph 8.

A copy of the lease agreement concluded in accordance with the provisions of Article 10, Paragraph 9.

9.	A copy of the consent form for transfer of domicile obtained in accordance with the provisions of Article 10, Paragraph 10.

10.	A copy of the trademark license agreement concluded in accordance with the provisions of Article 10, Paragraph 11.

11.	A copy of the termination agreement concluded in accordance with the provisions of Article 10, Paragraph 12.

12.	A copy of the employment regulations prepared in accordance with the provisions of Article 10, Paragraph 13.

13.	A document (copy) certifying the termination of a joint guarantee agreement made in accordance with the provisions of Article 10, Paragraph 14.

14.	A copy of the agreement concluded in accordance with the provisions of Article 10, Paragraph 15.

2.	The buyer shall immediately issue a receipt to the seller, subject to the delivery of the important goods specified in each item of the preceding paragraph.

(Execution of the share transfer)

Article 7	The payment under Article 5 and the delivery of important goods under Article 6 (hereinafter collectively referred to as “the execution of the share transfer”) shall be carried out at a place separately agreed upon by the seller and the buyer at the time of the transfer.

Chapter 3 Representations and Warranties

(Seller’s representations and warranties)

Article 8	The seller represents and warrants that the following matters are true and accurate as of the date of this agreement and at the time of transfer:

1.	Authority and Power: The seller has the legal capacity, capacity to make decisions, capacity to act, and power necessary to enter into and perform this agreement.

2.	Severance from Anti-Social Forces: The seller is not an organization that is likely to encourage collective or habitual illegal activities, nor is it a member of such an organization or a person reasonably judged to be equivalent thereto (hereinafter referred to as “anti-social forces”), and has no capital or financial relationship, direct or indirect, with anti-social forces. Furthermore, the seller does not cooperate with or participate in the maintenance or operation of anti-social forces through funding or other actions, regardless of the name, and does not intentionally associate with anti-social forces.

3.	Acquisition of Licenses and Permits: The seller shall have obtained all necessary licenses, permits, approvals, etc. from judicial and administrative bodies, etc., reports and notifications to judicial and administrative bodies, etc., or other necessary procedures under laws and regulations, in a timely manner in accordance with the provisions of laws and regulations, which are required for the conclusion and performance of this agreement by the seller.

IV.	Absence of conflict with laws and regulations: The Seller’s entry and performance of this Agreement, and the execution of the Scheme, shall not (i) violate any laws and regulations relating to this Agreement, nor any judgments, orders, or decisions against or binding on the Seller or the Target Company, nor (ii) violate the Target Company’s articles of incorporation or other internal regulations.

5.	Ownership of the Shares: The seller has lawfully and validly acquired and owns the shares as stated in Article 2, and is the registered and beneficial shareholder of the shares. The shares are free from any security interests, such as pledges or security interests, or any other restrictions or burdens, except for restrictions on share transfer stipulated in the Act on the Arrangement of Related Laws Following the Enforcement of the Companies Act or in the articles of incorporation of the target company. The seller has the right to transfer the shares to the buyer without any burdens, and through this share transfer, the buyer will acquire full rights to the shares without any burdens.

2.	The seller represents and warrants that the following matters are true and accurate as of the date of this agreement and at the time of the transfer (or at the time specified where a specific date is indicated):

1.	Survival and Authority: The target company is a joint-stock company that is lawfully and validly established and lawfully exists in accordance with Japanese law, and that owns its assets and has the legal capacity and capacity to act in order to carry out its current business.

2.	Severance from anti-social forces: The target company is not an anti-social force, has no capital or financial relationship with anti-social forces, whether direct or indirect, and there is no evidence that anti-social forces are directly or indirectly involved in the management of the target company. Furthermore, the target company does not cooperate with or participate in the maintenance or operation of anti-social forces through funding or other actions, regardless of the name, and there is no evidence that it intentionally associates with anti-social forces. The target company has not appointed anti-social forces or individuals who associate with anti-social forces as officers or employees, nor does it employ them.

3.	Acquisition of Licenses and Permits: The party must obtain all necessary licenses, permits, approvals, etc. from judicial and administrative bodies, etc., required for the conclusion and performance of this agreement, submit reports and notifications to judicial and administrative bodies, etc., or complete all other necessary procedures under laws, ordinances, regulations, rules, etc. (hereinafter referred to as “laws and regulations”) in a timely manner in accordance with the provisions of such laws and regulations.

4.	Authenticity of the entries in the shareholder register: The entries in the shareholder register of the target company received by the buyer pursuant to Article 6 must be true.

5.	Existence of the target shares: The total number of outstanding shares of the target company is only 60 shares of common stock, and no stock acquisition rights, rights to be converted into or to acquire shares of the target company, or any other securities or rights that would affect the shareholder structure or capital structure of the target company have been established or granted, nor has any resolution been made within the target company to do so.

6.	Subsidiaries, etc.: The target company has no subsidiaries or affiliates, and there are no corporations, partnerships, or other entities (excluding the social welfare corporation WITH and SWIFT ESTATE Co., Ltd.) in which the target company holds shares or equity for the purpose of controlling management.

7.	Financial Statements, etc.: The balance sheet and income statement (including trial balance) of the target company provided to the buyer by the target company shall be prepared in accordance with generally accepted accounting standards in Japan and shall accurately represent the financial position and operating results of the target company as of each preparation date.

8.	Assets, etc.: The target company owns all tangible and intangible assets (including, but not limited to, real estate, movable property, shares, intellectual property, and contracts) necessary and sufficient to smoothly conduct the target business, or has the right to lawfully use such assets. Such assets are operating without hindrance to normal business operations or are in a condition suitable for use in normal business operations.

9.	Liabilities and Debts: The target company has no contingent liabilities, and no off-balance-sheet liabilities or shortfalls in provisions or amortization.

10.	Properness of Tax Filings, etc.: The target company has filed lawful and proper tax returns for various tax items, including corporate tax, and public taxes and charges such as social insurance premiums, both domestically and internationally, for the past seven years, and has completed timely payments. Furthermore, there is no risk of any tax assessment being made against the target company regarding its business activities for the past seven years prior to the transfer.

XI.	Absence of default: The contracts entered into by the target company are valid and lawful, and all rights and obligations set forth in such contracts are lawful, valid, and legally binding. No default has occurred by the target company with respect to such contracts (excluding minor defaults; the same applies hereinafter in this paragraph), nor has any default occurred by the other party to the contract.

12.	Absence of Agreements Requiring Consent, etc.: There are no agreements with the target company as a party that stipulate that consent, agreement, notification, or other actions regarding the stock transfer or split are required by the time of the transfer, or that such agreements are grounds for termination or loss of the benefit of time (including, but not limited to, (i) agreements prohibiting succession through the stock transfer or split, (ii) agreements containing transfer restrictions or change of control clauses, and (iii) agreements requiring notification in connection with the stock transfer or split).

13.	Ownership of Intellectual Property: The patent rights, utility model rights, design rights, and trademark rights (hereinafter referred to as “the Intellectual Property Rights”) held by the Target Company (including co-ownership rights) are validly registered with the Japan Patent Office or the competent patent authority of the country of registration. The examination procedures for the patent applications, utility model registration applications, design applications, and trademark applications (hereinafter referred to as “the Intellectual Property Applications”) filed by the Target Company (including joint applications) up to the time of transfer are validly pending with the Japan Patent Office or the competent patent authority of the country of application. The Intellectual Property Rights are not subject to security interests. The Target Company has not had any third parties (including inventors) challenge the validity of the Intellectual Property Rights and the Intellectual Property Applications, and no invalidation trials, oppositions, or lawsuits for revocation of trial decisions are pending. There are no disputes whatsoever between the Target Company and inventors or other third parties regarding the ownership of the invention or the payment of reasonable compensation for the invention, and there is no risk of such disputes arising.

14.	Non-infringement of intellectual property rights: The Subject Company has confirmed, to the extent that is common practice among businesses engaged in the same business as the Subject Company, that it does not infringe on the intellectual property rights of third parties (including, but not limited to, patent rights, utility model rights, plant breeder’s rights, design rights, copyrights, trademark rights, circuit layout rights, and other rights or rights relating to legally protected interests as defined by law concerning intellectual property), and has not received any claims arising from or related to infringement of third parties’ intellectual property rights.

15.	Labor Relations: The company in question has not violated any employment conditions (excluding minor ones) with respect to its employees, and there are no disputes between the company and its employees or their labor unions, nor are there any circumstances within the company that would give rise to such disputes. Furthermore, there have been no labor disputes between the company and its employees, such as strikes, picketing, work suspensions, or slowdowns. The company in question has fulfilled its obligations to pay its employees wages and other compensation, and is not obligated to pay severance pay (excluding those stipulated by law) or other contractual obligations arising at the end of employment that are not based on company regulations. As of the date of this agreement, the employees of the company in question have not organized a labor union.

16.	Environmental Matters: The company in question has not violated any laws, regulations, notices, or administrative guidance concerning pollution or environmental protection (including, but not limited to, regulations concerning soil contamination and groundwater pollution, and hazardous substances such as asbestos in buildings), and there is no use of asbestos in the real estate owned by the company, and no soil contamination or other environmental pollution has occurred.

17.	Absence of Disputes: No lawsuits, arbitrations, mediations, provisional injunctions, provisional attachments, or other judicial or administrative legal proceedings (including, but not limited to, those relating to product defects, intellectual property infringement, or environmental disputes; hereinafter referred to as “Lawsuits, etc.”) are currently pending against the Target Company as a party; the Target Company has not received any warnings or claims from government agencies or third parties, and to the best of the Target Company’s knowledge, there is no risk of receiving any such warnings or claims; there are no lawsuits, etc. that the Target Company intends to file against any third party; and there are no judgments, decisions, orders, or other judicial or administrative rulings (excluding those already performed by the Target Company) in which the Target Company is a party.

18.	Compliance with Laws and Regulations, Licenses and Permits: The target company complies with all important laws, regulations, notices, and administrative guidance applicable to the target company, and possesses all necessary licenses and permits to operate the target company in its current manner, and conducts its business in compliance with the conditions and requirements associated with such licenses and permits.

19.	Insurance Contracts: The company has product liability insurance, comprehensive property insurance, or other appropriate damage insurance covering the business or assets and products related to the business, and maintains such insurance. No claims have been made against the insurer based on such damage insurance.

20.	Absence of Changes: The target company has not, between the date of signing of the basic agreement and the time of transfer, taken any action specified in this agreement to be taken by the time of transfer, without the prior written consent of the buyer, taken any of the actions listed in the following items or any other action that would cause a material change to the target company’s assets or financial condition.

①	Significant transfer, disposal, or lease of assets

②	Execution of new borrowings and other debt-incurring acts, as well as guarantees and security-setting acts.

③	New capital investments and non-recurring purchases

④	Conclusion, termination, and cancellation of non-recurring contracts

⑤	Significant hiring and dismissal of employees, appointment of officers (excluding reappointment), and significant changes to the personnel system.

⑥	Approval of the transfer of shares of the target company (excluding the approval of the share transfer in this case), acquisition of treasury stock

⑦	Issuance of new shares, capital reduction, stock split, gratuitous allocation of shares, stock consolidation

⑧	Mergers, company splits (except for the split in this case), stock exchanges/stock transfers, and business transfers.

⑨	Dividends to shareholders

⑩	Matters not included in the above items, other than those related to daily work.

21.	Disclosed Information: The seller and the target company have delivered or provided to the buyer all material documents and information existing in connection with the transfer of shares that relate to the operation or value of the target company. Furthermore, the information disclosed by the seller and the target company to the buyer in connection with the transfer of shares is materially true and accurate. The seller and the target company have never provided inaccurate materials to the buyer upon request and have never refused to disclose them except in unavoidable circumstances.

22.	The division in question: The seller has fully, lawfully, and appropriately completed the division in question by the time of the transfer, and there is no risk that creditors or others will file any lawsuits, objections, or other claims or demands regarding the division in question, such as a lawsuit for invalidation of the division.

23.	Advisor Fees, etc.: The Target Company shall not be responsible for or obligated to pay any fees or other expenses of lawyers, patent attorneys, certified public accountants, tax accountants, financial advisors, M&A brokerage firms, or other advisors arising out of or in connection with the conclusion and performance of this Agreement and the transactions envisioned herein. However, this shall not apply to the retainer fee for M&A brokerage services paid to Japan M&A Center Co., Ltd., and the fees paid to the consulting tax accountant and judicial scrivener in connection with this division.

(Buyer’s Representations and Warranties)

Article 9	The Buyer represents and warrants that the following matters are true and accurate as of the date of this Agreement and at the time of the Assignment:

1.	Survival and Authority: The Buyer is a joint-stock company that is lawfully and validly established and exists in accordance with Japanese law, and that owns its property and has the legal capacity and capacity to act in order to carry out its current business.

2.	Authority and Authorization: The Buyer has the authority and power necessary to enter into and perform this Agreement, and has completed all necessary internal procedures for entering into this Agreement and performing the transfer of shares.

3.	Severance from Anti-Social Forces: The buyer is not an anti-social force, has no direct or indirect capital or financial relationship with anti-social forces, and there is no evidence that anti-social forces are directly or indirectly involved in the management of the buyer. Furthermore, the buyer does not cooperate with or participate in the maintenance or operation of anti-social forces through funding or other actions, regardless of the name, and does not intentionally associate with anti-social forces. The buyer has not appointed anti-social forces or individuals associated with anti-social forces as officers or employees of the buyer.

IV.	Acquisition of Licenses and Permits: The Buyer has obtained all necessary licenses, permits, approvals, etc. from judicial and administrative bodies, etc., reports and notifications to judicial and administrative bodies, etc., and other necessary procedures under laws and regulations, in a timely manner in accordance with the provisions of laws and regulations, which are required for the conclusion and performance of this Agreement and the execution of the transfer of shares.

5.	Absence of conflict with laws and regulations: The Buyer’s entry and performance of this Agreement shall not (i) violate any laws and regulations, and shall not violate any judgment, order or decision or contract against or binding upon the Buyer, and (ii) shall not violate the Buyer’s articles of incorporation or other internal regulations.

Chapter 4 Obligations until the time of transfer

(Seller’s obligations until the time of transfer)

Article 10.	Implementation of Internal Procedures, etc.: The seller shall, in accordance with this scheme, promptly carry out all procedures required by law, this agreement, and internal procedures in accordance with this scheme until the time of the transfer, so that the transfer of shares can be executed at the time of the transfer.

2.	Passage of the Shareholders’ Meeting Resolution Approving the Split: The seller shall ensure that the target company and SWIFT ESTATE Co., Ltd. lawfully pass the shareholders’ meeting resolution approving the split by the day before the effective date.

3.	Handling of Creditor Objections: In this division, if a creditor objects pursuant to Article 789, Paragraph 1, Item 2 of the Companies Act, the seller must have the target company, by the effective date, compel the creditor to repay the debt or provide adequate security pursuant to Article 789, Paragraph 5, or entrust adequate assets to a trust company, etc., for the purpose of receiving repayment from the creditor (however, this shall not apply if the proviso of Article 789, Paragraph 5 applies). Furthermore, in this division, if a creditor objects pursuant to Article 799, Paragraph 1, Item 2 of the Companies Act, the seller must have SWIFT ESTATE Co., Ltd., by the effective date, compel the creditor to repay the debt or provide adequate security pursuant to Article 799, Paragraph 5, or entrust adequate assets to a trust company, etc., for the purpose of receiving repayment from the creditor (however, this shall not apply if the proviso of Article 799, Paragraph 5 applies).

4.	Resignation of Directors: The seller shall submit a letter of resignation to the target company by the time of the transfer, stating that he or she will resign as a director of the target company effective as of the date of the transfer, and shall have Ms. Asa Nakagawa submit the letter to the target company.

5.	Duty of due care: Unless otherwise provided in this Agreement, the Seller shall ensure that the Target Company operates with the care of a prudent manager within the scope of its normal business until the execution of the share transfer, and shall not allow the Target Company to make any new capital investments, provide collateral, distribute surplus to shareholders, or otherwise dispose of its assets, etc., outside the scope of its normal business.

6.	Prohibition of material acts: The seller shall not allow the target company to issue shares or stock options, merge, or split a company, or to perform any other act that would affect the capital structure of the target company, until the transfer of shares is completed. However, this does not apply to the company split.

7.	Prohibition of employee transfers: The seller shall not allow the target company to make any significant changes to the employees employed as of the date of this agreement until the transfer of shares is completed. However, this shall not apply to employee transfers as stipulated in paragraph 10 of this article.

8.	Consent of business partners, etc.: The seller shall, by the time of the transfer, have the target company obtain written consent from the other party in accordance with the provisions of the said contract regarding the scheme and the accompanying changes in officers (hereinafter referred to as “the scheme, etc.”).

9.	Conclusion of Lease Agreement: The seller shall, by the time of the transfer, have the target company separately conclude a lease agreement with the lessee and lessor specified in the “Attachment: Pre-Transfer Matters [Conclusion of Lease Agreement by the Target Company]” section, with the terms and conditions specified in the said section as the basis for the property described in the said section.

10.	Transfer of Employees: The seller shall have the target company and SWIFT ESTATE Co., Ltd. explain the outline of working conditions at SWIFT ESTATE Co., Ltd. to the employees listed in “Attachment: Pre-Transfer Matters [Transferred Employees]” (hereinafter referred to as “Transferred Employees”) who are engaged in the business of the social welfare corporation WITH, and endeavor to obtain a transfer consent form from the Transferred Employees. The seller shall have SWIFT ESTATE Co., Ltd. employ the Transferred Employees who have submitted a transfer consent form at the time of the transfer.

11.	Conclusion of Trademark License Agreement: The seller and buyer shall, by the time of the transfer, have the licensor and licensee listed in “Appendix: List of Supplementary Agreements [Trademark Rights]” separately conclude an agreement granting permission to use the trademark rights listed in the same section (hereinafter referred to as “the Trademark Rights”).

12.	Termination of the Business Outsourcing Agreement: The seller shall, by the time of the transfer, have the agreement terminated by mutual agreement with the party specified in the “Attachment: Pre-Transfer Matters [Termination of Business Outsourcing Agreement]” section, effective at the time of the transfer.

13.	Revision of Work Rules: The seller shall, by the time of the transfer, have the target company stipulate in its work rules matters concerning the start and end times of work for each type of work, holidays, and combinations of such work, in order to ensure the lawful operation of the one-year variable working hours system based on Article 32-4 of the Labor Standards Act.

14.	Termination of Joint Guarantee: The seller shall, by the time of the transfer, have the target company terminate the joint guarantee agreement with respect to the loan obligations of SWIFT ESTATE Co., Ltd. to the 33 Bank Ltd.

15.	Conclusion of an agreement regarding the acceptance of children aged 3 and over: The seller shall, by the time of the transfer, have the target company conclude an agreement with the social welfare corporation With regarding the acceptance of children enrolled in the small-scale childcare business operated by the target company after they reach the age of 3.

(Buyer’s obligations until the time of transfer)

Article 11.	Implementation of Internal Procedures, etc.: The Buyer shall promptly carry out all procedures required by law, this Agreement, and internal procedures until the time of the transfer, so that the transfer of shares can be executed at the time of the transfer.

2.	The buyer shall cooperate in obtaining the consent stipulated in Article 10, Paragraph 8.

Chapter 5 Closing Conditions

(Confirmation of fulfillment of closing conditions)

Article 12	The seller shall perform the seller’s obligations set out in Chapter 2, provided that at the time of transfer, all of the following conditions are met or all of the unmet conditions are waived.

1.	That the matters represented and warranted by the buyer in each item of Article 9 are true and accurate at the time of the transfer.

2.	The buyer has complied with the obligations set forth in each paragraph of Article 11 up to the time of the transfer.

2.	The Buyer shall perform the Buyer’s obligations set out in Chapter 2, provided that at the time of transfer, all of the following conditions are met or all of the unmet conditions are waived.

1.	That the matters represented and warranted by the seller in each paragraph and item of Article 8 are true and accurate at the time of transfer.

2.	The seller has complied with the obligations set forth in each paragraph of Article 10 up to the time of transfer.

3.	The partition in question has come into effect.

4.	No events or occurrences have occurred that would have a material adverse effect on or could have a material adverse effect on the business, assets, liabilities, financial condition, operating results, cash flows, or future earnings plans or prospects of the target company, and there is no risk of such events occurring.

5.	The following documents must be provided to the buyer.

①	A copy of the minutes of the shareholders’ meeting of the target company showing that a resolution approving the transfer of the target shares was made.

②	Request for approval of transfer of the target shares (copy) and notification of approval (copy)

③	A copy of the consent form obtained in accordance with the provisions of Article 10, Paragraph 8.

④	A copy of the lease agreement concluded in accordance with the provisions of Article 10, Paragraph 9.

⑤	A copy of the consent form for transfer of domicile obtained in accordance with the provisions of Article 10, Paragraph 10.

⑥	A copy of the trademark license agreement concluded in accordance with the provisions of Article 10, Paragraph 1, Item 1.

⑦	A copy of the termination agreement concluded in accordance with the provisions of Article 10, Paragraph 1, Item 2.

⑧	A copy of the employment regulations prepared in accordance with the provisions of Article 10, Paragraph 13.

⑨	A document (copy) certifying the termination of a joint guarantee agreement made in accordance with the provisions of Article 10, Paragraph 14.

⑩	A copy of the agreement concluded in accordance with the provisions of Article 10, Paragraph 15.

6.	No key employees, such as the facility manager of the target company, have submitted a resignation. However, this does not apply in cases where resignation is due to unavoidable circumstances such as marriage, caregiving, or childbirth.

3.	The seller and the buyer mutually acknowledge that confirmation of the satisfaction or waiver of the closing conditions set forth in the preceding two paragraphs does not constitute a declaration of intent to waive any right to claim damages or any other rights set forth in this Agreement.

(Changes to closing conditions, etc.)

Article 13.	If the seller and buyer are unable to immediately execute the transfer of shares at the time of transfer due to the failure to fulfill the closing conditions set forth in the preceding article, they shall sincerely discuss the method of executing the transfer of shares.

2.	If the seller and the buyer fail to reach an agreement as stipulated in the preceding paragraph, they may cancel the transfer of shares.

Chapter 6 Obligations after the execution of this share transfer

(Seller’s obligations after execution)

Article 14	Non-competition obligation, etc.: After the execution of the share transfer, the seller shall not conduct, support, or invest in any business that competes with the target company, nor shall he or she cause any third party to do so, for a period of five years from the date of the transfer.

2.	After the execution of the share transfer, the seller shall not encourage any officers or employees of the target company to resign or step down from their current positions, nor shall they solicit any third party to be employed by the seller or a third party, nor shall they cause any third party to do so.

(Buyer’s obligations after execution)

Article 15	Treatment of Employees: The Buyer shall maintain the employment of all full-time employees employed by the Target Company at the time of the stock transfer for at least one year following the execution of the stock transfer, and shall not substantially lower their working conditions compared to those at the time of the stock transfer. However, this shall not apply if an employee requests to resign, if the Target Company’s performance deteriorates significantly, if grounds for disciplinary action are met, or if changes become necessary to comply with laws and regulations.

2.	Release of Guarantee Obligations, etc.: The Buyer shall, promptly after the execution of the Share Transfer, take the necessary steps, at the Buyer’s expense and responsibility, to withdraw from the guarantee agreement relationship, release the mortgage agreement, and cancel the mortgage registration, etc., with respect to all guarantee obligations (hereinafter referred to as “guarantee obligations”) (hereinafter referred to as “guarantee obligations”) and mortgages and other security rights (hereinafter referred to as “mortgages, etc.”, and together with the guarantee obligations, referred to as “personal guarantees, etc.”) (including, but not limited to, those listed in “Appendix: List of Personal Guarantees, etc.”; however, excluding those in which the Target Company is the guarantor or the grantor of the mortgages, etc.) with respect to all guarantee obligations (hereinafter referred to as “guarantee obligations”) whose principal obligations or secured obligations (hereinafter collectively referred to as “principal obligations, etc.”) of the Target Company existing at the time of the Share Transfer, and mortgages and other security rights (hereinafter referred to as “mortgages, etc.”, and together with the guarantee obligations, referred to as “personal guarantees, etc.”) (including, but not limited to, those listed in “Appendix: List of Personal Guarantees, etc.”; however, excluding those in which the Target Company is the guarantor or the grantor of the mortgages, etc.). However, with respect to personal guarantees, etc., that the Buyer or its officers and employees were unaware of at the time of the stock transfer, the Buyer shall promptly initiate release procedures from the time the Buyer or its officers and employees become aware of such personal guarantees, etc. In addition, in both the main text and the proviso, if a creditor makes a claim for performance of the guarantee obligation or enforces a mortgage, etc., before the release procedures are completed, the Buyer shall immediately make a subrogated payment of the principal debt, etc., and shall handle all such matters at the Buyer’s expense and responsibility.

3.	Payment of retirement allowance: The Buyer shall promptly have the Target Company pay the retirement allowance as described below after the completion of the stock transfer.

Note

Representative Director: *

(Seller) Total Amount: *yen

Director * Total amount: *yen

That’s all.

4.	Change of trade name: The Buyer shall, within one year after the execution of the stock transfer, have the target company change the trade name of the target business from “ALL4KIDS”.

Chapter 7 Supplementary Agreements

(Supplementary agreement)

Article 16	Conclusion of Consulting Agreement: The seller shall promptly conclude a consulting agreement with the target company, based on the contents described in the “Appendix: List of Supplementary Agreements [Consulting Agreement]” column, after the execution of the share transfer, and the buyer shall have the target company conclude said consulting agreement.

2.	Payment of Debts: At the time of the transfer, the seller shall pay the target company the outstanding balance (including interest and damages) of the debts owed to the target company as of the date of the transfer, as described in the “Attachment: List of Supplementary Agreements [Payment of Debts to the Target Company]” section.

3.	Payment of debt by affiliated company: The seller shall have SWIFT ESTATE Co., Ltd. pay the outstanding balance (including interest and damages) of the debt to the target company as of the date of transfer, as described in the attached “List of Supplementary Agreements [Payment of Debt by Affiliated Company]” section.

4.	Purchase of membership rights, etc. by SWIFT ESTATE Co., Ltd.: The seller shall have SWIFT ESTATE Co., Ltd. purchase each of the membership rights, etc. listed in the attached “List of Supplementary Agreements [Purchase of Membership Rights, etc. by SWIFT ESTATE Co., Ltd.]” at the price listed in the same section at the time of transfer.

5.	Purchase of Vehicles and Transportation Equipment by the Seller: The seller will purchase the vehicles listed in the “Attachment: List of Supplementary Agreements [Purchase of Vehicles and Transportation Equipment]” section at the amount specified in the said section (hereinafter referred to as the “Vehicle Purchase Price”) upon concluding a sales contract on the date of transfer.

6.	Repayment of the Target Company’s Debts: At the time of transfer, the seller will pay the target company the vehicle purchase price as described in the preceding paragraph, and the purchase price of the membership rights, etc., as described in the “Attachment: Supplementary Agreement List [Purchase of Membership Rights, etc. by SWIFT ESTATE Co., Ltd.]” column. After receiving the purchase price, the target company shall immediately repay the full outstanding balance of the debts as of the transfer date described in the “Attachment: Supplementary Agreement List [Membership Loan], [Vehicle and Transportation Equipment Loan]” column to extinguish them. In making such repayments, if the target company incurs any fees, unpaid interest, or other payments or expenses incidental to the settlement of debts in relation to the counterparty to the repayment, other than the debts described in the Attachment, the seller shall bear such expenses.

(Distribution and ownership of profits)

Article 17	Unless otherwise provided in this Agreement, with respect to taxes, public charges, revenues, and expenses arising from the rights and obligations transferred to the successor company as a result of this split, regardless of the name on the payee, they shall be classified according to the previous accounting treatment of the business split by the target company, with those incurred before the effective date belonging to the target company, and those incurred on or after the effective date (including the effective date) belonging to SWIFT ESTATE Co., Ltd. Taxes and public charges shall be calculated on a pro-rata basis, with April 1, 2026 as the base date and classified according to the effective date.

2.	If the payer and the final payer or recipient of the taxes, public charges, revenues, and expenses mentioned in the preceding paragraph are different, the seller shall have SWIFT ESTATE Co., Ltd., and the buyer shall have the target company, promptly settle the matter. The seller and the buyer shall, if requested by the other party to the settlement, have them submit a document that reasonably describes the revenues or expenses, accompanied by reasonable evidence.

3.	The seller and the buyer confirm that the settlement referred to in the preceding paragraph is not to be made as payment for the consideration of the installment in question.

Chapter 8 Termination and Damages

(Cancellation)

Article 18	Termination due to default: The seller and the buyer may terminate this agreement, but only before the execution of the share transfer, if the other party breaches any representations and warranties or other material obligations under this agreement, and such breach is not rectified after a reasonable period of time has elapsed following written notice to the other party requesting rectification.

2.	Termination without notice: The seller and the buyer may immediately terminate this agreement without any notice if any of the following events occur with respect to the other party before the execution of the share transfer.

1.	When a petition is filed for the commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, or other similar insolvency proceedings, or when such a petition is filed by a third party.

2.	When payment is suspended, or when a bill, check, or electronically recorded claim is dishonored or declared insolvent even once.

3.	When a resolution is made to discontinue business or dissolve the business, or when a government agency suspends business or takes other action that makes it impossible to continue business.

4.	When there is an act that has a significant impact on the management of the target company, such as a change in company structure, business type, or control.

5.	When there are other reasonable grounds to believe that there will be significant difficulties in performing this Agreement.

3.	Termination by the Buyer Without Notice: The Buyer may immediately terminate this Agreement without any notice if any of the following events occur with respect to the Target Company before the execution of the Share Transfer.

1.	When a petition is filed for the commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, or other similar insolvency proceedings, or when such a petition is filed by a third party.

2.	When payment is suspended, or when a bill, check, or electronically recorded claim is dishonored or declared insolvent even once.

3.	When a resolution is made to discontinue business or dissolve the business, or when a government agency suspends business or takes other action that makes it impossible to continue business.

4.	When there is an act that has a significant impact on management, such as a change in company structure, business type, or control. However, this does not apply to the split in this case.

5.	When there are other reasonable grounds to believe that there will be significant difficulties in performing this Agreement.

4.	The seller and the buyer confirm that, after the execution of the share transfer, they cannot terminate this agreement, including termination under the preceding three paragraphs.

(Compensation or indemnification for damages)

Article 19.	If either the Seller or the Buyer breaches this Agreement due to intent or negligence, and this breach causes damage to the other party or the Target Company, the Seller or Buyer shall compensate the other party or the Target Company for such damage (including damages based on claims from third parties and including reasonable attorney’s fees; hereinafter the same applies in this Article) for a period of three years after the transfer (however, with respect to the obligations set forth in Article 14, the period shall be limited to the period set forth in that Article; with respect to the breach of Article 8, Paragraph 2, Item 10 (Proper Tax Filing, etc.), the period shall be five years; and with respect to the breach of Article 8, Paragraph 1, Item 5 (Ownership of Target Shares), no time limit shall be set). However, if damages are claimed within three years after the transfer (however, with respect to the obligations set forth in Article 14, the period shall be limited to the period set forth in that Article), the right to receive compensation shall survive even after the expiration of that period. Furthermore, if the party that has suffered damages acknowledges it, necessary measures to prevent the damage from occurring may be substituted for compensation.

2	Notwithstanding the provisions of the preceding paragraph, the seller and the buyer shall compensate or indemnify the other party for any damages incurred by the other party due to the representations and warranties made by the other party being untrue or inaccurate, but the right to compensation or indemnification shall survive if a claim for compensation or indemnification is made within three years after the transfer.

3	Notwithstanding the provisions of the preceding paragraphs, the maximum total amount of compensation and reparations borne by the seller shall be the sum of the transfer price and the retirement allowance amount stipulated in Article 15, paragraph 3.

4	Notwithstanding the provisions of paragraphs 1 and 2, the upper limit of the total amount of compensation and reparations borne by the buyer shall be the sum of the transfer price and the retirement allowance amount stipulated in Article 15, paragraph 3 (however, no upper limit shall be set with respect to the amount stipulated in Article 15, paragraph 2).

5.	Any claim for damages or compensation under this Article shall be made in writing, which reasonably states the specific facts giving rise to the claim for damages or compensation and the amount of compensation or compensation sought.

6.	Neither the Seller nor the Buyer shall have any right to claim damages or any other remedy not provided for in this Agreement for any damages incurred by the other party or the Target Company arising out of this Agreement, except as provided for in this or the following Article.

(Special compensation)

Article 19-2	Notwithstanding the other provisions of this Agreement, the Seller shall compensate the Buyer for any damages incurred by the Buyer arising from or related to (i) unpaid wages, overtime pay (including overtime, holiday pay, and late-night pay), fixed overtime pay, or other wages or similar amounts, or errors in calculation, etc.; (ii) attendance management, including recording and managing working hours; (iii) operation of the annual variable working hours system or other working hours system; (iv) procedures related to the annual variable working hours system and the 36 Agreement or other labor-management agreements; or (v) other violations of laws and regulations or disputes relating to personnel and labor, and investigations, guidance, corrective recommendations or other procedures by administrative agencies. Damages incurred by the Target Company shall be deemed to be damages incurred by the Buyer.

2.	The provisions of paragraphs 2, 3, and 5 of the preceding article shall apply mutatis mutandis to claims for special compensation against the seller as stipulated in this article.

Chapter 9 General Provisions

(Prohibition of transfer of rights and obligations)

Article 20.	Neither the seller nor the buyer shall assign, transfer, or otherwise dispose of any or all of the rights or obligations under this Agreement to any third party, in whole or in part, without the prior written consent of the other party.

(Confidentiality)

Article 21.	Except for the information specified in the following items, neither the Seller nor the Buyer shall use or disclose to any third party, without the prior written consent of the other party, any information relating to the negotiation process of this Agreement, the fact of the conclusion of this Agreement, the contents of this Agreement, and the transfer of shares and all other information relating to this Agreement (including information obtained during the negotiation process of this Agreement and information relating to the target company; hereinafter referred to as “Confidential Information” in this Article), except for the purpose of achieving the objectives of this Agreement. However, this shall not apply if disclosure is requested by the recipient pursuant to laws and regulations or other similar provisions (the recipient who receives such request shall promptly notify the disclosing party of such fact). Furthermore, the Seller and the Buyer may disclose Confidential Information to SWIFT ESTATE Co., Ltd., lawyers, certified public accountants, tax accountants, judicial scriveners, consultants and other professionals to the extent reasonably necessary to achieve the objectives of this Agreement, subject to confidentiality obligations.

1.	Information that the recipient already possessed at the time of disclosure.

2.	Information that was already publicly known at the time of disclosure.

3.	Information that becomes publicly known after disclosure due to reasons not attributable to the recipient.

4.	Information independently developed by the recipient without using the disclosing party’s confidential information.

5.	Information disclosed by the recipient to a third party with legitimate authority without any obligation of confidentiality.

2	Notwithstanding the provisions of the preceding paragraph, with respect to confidential information relating to the target company, the buyer shall be obligated to comply with the obligations set forth in the preceding paragraph until the execution of the share transfer, and the seller shall be obligated to comply with the obligations set forth in the preceding paragraph from the time of the execution of the share transfer.

3.	The announcement regarding this share transfer shall be made after consultation between the seller and the buyer, and the specific details, timing, and method shall be determined separately by agreement.

(cost)

Article 22	Unless otherwise agreed, all expenses incurred by the seller and the buyer in order to conclude this agreement, execute the transfer of shares, and perform any other obligations under this agreement (including fees and expenses for professionals such as lawyers, accountants, and tax accountants) shall be borne by each party. However, expenses related to the division (including expenses related to the registration of the transfer of ownership of the real estate succeeded by the division) shall be borne by the seller (however, expenses related to the registration of the cancellation of mortgages and other security interests set on the real estate succeeded by the division shall be borne by the target company).

(Full agreement)

Article 23	This Agreement constitutes the final and complete agreement between the Seller and the Buyer regarding the transfer of shares and other matters covered by this Agreement. All agreements, agreements, contracts and other promises between the two parties regarding such matters prior to the date of this Agreement (including all agreements such as basic agreements and expressions of intent, whether written or oral) shall become invalid upon the conclusion of this Agreement, unless otherwise provided in this Agreement.

(notification)

Article 24.	Any notices made by each party in accordance with this Agreement shall be in writing and shall become effective when they reach the other party.

(Contract amendment)

Article 25	This Agreement may not be modified or changed in any way unless properly signed in writing by the Seller and the Buyer.

(jurisdiction)

Article 26.	The seller and the buyer agree that any disputes arising out of or relating to this agreement shall be subject to the exclusive jurisdiction of the district court having jurisdiction over the defendant’s domicile or head office location as the court of first instance.

(Applicable Law)

Article 27	This Agreement shall be governed by and construed in accordance with the laws of Japan (excluding the rules relating to private international law or conflict of laws).

(Good faith consultation)

Article 28.	In the event of any doubt arising regarding the interpretation of the terms of this Agreement, or regarding any matter not provided for in this Agreement, the Seller and the Buyer shall resolve the matter through good-faith consultation.

(The rest is blank space)

In witness whereof, two original copies of this agreement have been prepared, and the seller and buyer shall each sign and seal or sign each copy, and each shall keep one copy.

June 23, 2026

Seller

buyer

“Attachment: Draft Absorption-Type Company Split Agreement”

List of inherited rights and obligations

[Redacted]